Exhibit 23.2



                           Consent of BDO Seidman, LLP


     We hereby consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Form S-1 Registration Statement on Form S-3 Registration Statement (Registration No. 333-113583), of RAM Energy Resources, Inc. of our report dated February 10, 2006 (which contains an explanatory paragraph regarding the Company's ability to continue as a going concern) relating to the financial statements of Tremisis Energy Acquisition Corporation at December 31, 2005 and 2004, the year ended December 31, 2005, the period from February 5, 2004 (inception) to December 31, 2004, and the period from February 5, 2004 (inception) to December 31, 2005.

     We also consent to the reference to us under the caption "Experts" in such registration statement.


/s/ BDO Seidman, LLP

New York, New York
May 31, 2006